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                                                                     Exhibit 4.6

                            RMI/HI SUPPORT AGREEMENT

      THIS AGREEMENT is dated as of March 10, 2003

BETWEEN:

            RAVELSTON MANAGEMENT INC., a corporation incorporated under the laws of Ontario

            ("RMI")

            - and -

            HOLLINGER INC., a corporation incorporated under the laws of Canada

            ("HI")

RECITALS:

A. HI and RMI have entered into an indenture dated as of March 10, 2003 (the "Indenture") with Wachovia Trust Company, National Association, as trustee (the "Trustee"), which provides for the issue by HI of senior secured notes (the "Notes").

B. The Ravelston Corporation Limited ("Ravelston") is the holder, directly or indirectly, of 78.2% of the issued and outstanding retractable common shares of HI. RMI is a wholly-owned direct subsidiary of Ravelston. RMI has entered into a guarantee of the Notes (the "Guarantee").

C.    RMI wishes to provide support to HI in connection with the Notes.

    NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.    Definitions. For the purposes of this Agreement:

      "AGREEMENT" means this agreement as it may be amended, supplemented, restated or replaced from time to time; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular article, section, schedule or other portion hereof.

      "CAPITAL STOCK" has the meaning assigned to such term in the Indenture.

      "DIVIDEND OFFSET AMOUNT" means the excess of any Net Dividend Amount received by HI and NBI in the relevant fiscal year over U.S.$4,650,000.

      "FLOOR AMOUNT" means U.S.$14,000,000 in each fiscal year, less (i) the aggregate amount of management fees paid in cash by HII and its subsidiaries directly to HI or to its Wholly-Owned Restricted Subsidiaries in such fiscal year, and (ii) any Dividend Offset Amount in such fiscal year. With respect to any period that is less than a fiscal


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      year, the Floor Amount shall be calculated pro rata by reference to the number of days in such period, computed on the basis of a 360-day year of twelve 30-day months.

      "GAAP" means generally accepted accounting principles in Canada, consistently applied, which are in effect on the date of the Indenture.

      "HII" means Hollinger International Inc.

      "NBI" means 504468 N.B. Inc.

      "NEGATIVE NET CASH FLOW" means, for any period, the amount by which:

      (a) Net Income (Loss) plus, without duplication, (i) the amount of all non-cash items reducing Net Income (Loss), (ii) all amounts deducted in the calculation of Net Income (Loss) on account of depreciation and amortization, and (iii) all taxes provided for in the calculation of Net Income (Loss), less, without duplication, (iv) any non-cash items increasing Net Income (Loss), (v) all taxes paid in cash during such period, (vi) all capital expenditures made in cash during such period, and (vii) all dividends (excluding dividends on HI's retractable common shares) made during such period; all calculated in accordance with GAAP as of the last day of any period, is less than

      (b)   zero.

      "NET DIVIDEND AMOUNT" means the net cash dividend amount received by HI and NBI in the relevant fiscal year on the Class A common shares and Class B common shares of HII held by them (including, without limitation, any such shares pledged as security for the Notes), after deducting (i) any withholding taxes or income taxes paid or payable in cash by HI or NBI in respect of such dividends, and (ii) any dividends received by HI or NBI on such number of shares of HII held by HI or NBI that corresponds to the number of Class A common shares of HII into which the Series II preferred shares of HI are exchangeable.

      "NET INCOME (LOSS)" of the Company means, for any period, the unconsolidated net income (or loss (and treating a loss as a negative number)) of the Company for such period, adjusted by excluding, without duplication, to the extent included in calculating such net income (or loss), (i) all extraordinary gains and losses, (ii) the net income (or loss) of any Person acquired during the specified period attributable to any period prior to the date of such acquisition, (iii) any gain or loss realized upon the termination of any employee pension benefit plan, (iv) aggregate gains and losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business (provided that any sale of Capital Stock of HII for cash would be considered a disposition in the ordinary course of business), (v) any gain from the collection of proceeds of life insurance policies, and (vi) any gain or loss arising from the acquisition of any securities of the Company, or the extinguishment, under GAAP, of any Indebtedness of the Company.

      "QUALIFIED CAPITAL STOCK" has the meaning assigned to such term in the Indenture.

      "RCL REPAYMENT AMOUNT" means, for any period, any permanent repayment in cash of the principal amount of debt owing by Ravelston under the promissory note made by


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      Ravelston as borrower in favour of HI as lender dated March 10, 2003 received by HI during such period.

      "SUBORDINATED DEBT" means unsecured debt expressly subordinated in right of payment to the Notes.

      "WHOLLY-OWNED RESTRICTED SUBSIDIARIES" has the meaning attributed to such term in the Indenture.

2. Annual Support Amount. Each fiscal year, RMI will contribute to HI an amount (the "Annual Support Amount") equal to (i) the greater of (A) Negative Net Cash Flow for that fiscal year and (B) the Floor Amount, less
      (ii) any RCL Repayment Amount made during that fiscal year. The Annual Support Amount shall be contributed by RMI to HI as either (i) subscription for Qualified Capital Stock, (ii) contributions to capital in respect of Capital Stock of HI already issued and without the issuance of additional Capital Stock of HI to RMI, or (iii) Subordinated Debt, as determined by RMI and HI.

3. Payment of Annual Support Amount. The Annual Support Amount shall be paid by RMI to HI as follows:

      (a)   for the first three quarters of each fiscal year, an amount equal to
            (i) the Negative Net Cash Flow for the preceding quarter, less (ii) any RCL Repayment Amount for that preceding quarter, shall be paid by RMI to HI within 45 days of the end of each such quarter; and

      (b)   for the last quarter of each fiscal year, an amount equal to

            (i) the greater of (A) the Negative Net Cash Flow for the fiscal year and (B) the Floor Amount,

            (ii)  less any RCL Repayment Amount made during the fiscal year,

            (iii) less the aggregate amount paid during the fiscal year pursuant to section 3(a) hereof,

            shall be paid by RMI to HI (or, if negative, paid by HI to RMI, if permitted by the Indenture) no later than 90 days after the end of such fiscal year.

      For greater certainty, partial payments of the Annual Support Amount may be made by RMI from time to time before the dates specified in this section. Such partial payments shall be credited towards the amounts due in this section. With respect to any period that is less than a fiscal quarter or a fiscal year, the Annual Support Amount to be paid by RMI to HI for such period shall be calculated pro rata by reference to the number of days in such period, computed on the basis of a 360-day year of twelve 30-day months.

4.    Reports.

      (a)   HI shall:

            (i) for each of the first three quarters of each fiscal year, calculate the Net Income (Loss), the Negative Net Cash Flow and the amounts to be paid


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                  by RMI pursuant to section 3(a) hereof for the preceding
                  fiscal quarter and, within 45 days after the end of such quarter, deliver to RMI and the Trustee (A) a report for such quarter setting out these amounts, and (B) a review on such report by HI's independent auditors; and

            (ii) for the last quarter of each fiscal year, calculate the Net Income (Loss), the Negative Net Cash Flow and the amount to be paid by RMI pursuant to section 3(b) hereof for the preceding fiscal year and, within 90 days after the end of such quarter, deliver to RMI and the Trustee (A) a report for such fiscal year setting out these amounts, and (B) an audit of such report by HI's independent auditors,

            (each such report, a "Delivered Report"). The amounts set out in each Delivered Report will be deemed to be the settled amounts for purposes of the payments required hereby until such time as determined otherwise pursuant to section 4(c) or (d). Any payments or adjustments to payments previously made required by a resolution under section 4(c) or an award or determination of an Auditor under section 4(d) will be made forthwith after the resolution, award or determination (as applicable).

      (b) For each Delivered Report, if RMI notifies HI that it agrees with the Delivered Report within 10 days after receiving it or fails to deliver notice to HI of its disagreement with the Delivered Report within that 10-day period, the Delivered Report will be conclusive and binding on HI and RMI will be deemed to have agreed to it, in the first case, on the date HI receives the notice and, in the second case, on that 10th day.

      (c) If RMI notifies HI of RMI's disagreement with a Delivered Report within the 10-day period provided for in section 4(b), then HI and RMI will attempt, in good faith, to resolve their differences with respect to it within 20 days after delivery of the Delivered Report to RMI. Any disagreement over a Delivered Report not resolved by HI and RMI within that 20-day period will be resolved as set out in section 4(d). HI shall provide the Trustee with a copy of any notice of disagreement received from RMI.

      (d) Any dispute relating to a Delivered Report not resolved within 20 days after delivery of the Delivered Report to RMI will be determined by arbitration under the Arbitration Act, 1991 (Ontario) (the "ARBITRATION ACT") by a partner of a major accounting firm in Ontario (the "AUDITOR") who is independent of HI and RMI and agreed to by HI and RMI or appointed by a judge of the Superior Court of Justice of Ontario, on application of HI or RMI, on notice to the other. The application of section 7(2) of the Arbitration Act is expressly excluded. Subject to section 44 of the Arbitration Act, any award or determination of the Auditor will be final and binding on the parties and there will be no appeal on any ground. Any hearing in the course of the determination will be held in Toronto, Ontario in the English language. All matters relating to the arbitration will be kept confidential to the full extent permitted by law. Despite section 28(1) of the Arbitration Act, the Auditor will not, without the written consent of HI and RMI, retain any expert. The Auditor shall have power to award costs of the arbitration (including fees of the Auditor) to the losing party on a substantial indemnity basis.




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                                      - 5 -

5. Termination. This Agreement shall terminate upon repayment in full of the Notes and termination or release of the Guarantee.

6. Waiver. RMI hereby waives any failure or delay on the part of another party in asserting or enforcing any rights or in making any claims or demands hereunder.

7. Modification, Amendment and Termination. This Agreement may be modified, amended or terminated only by the written agreement of all parties hereto.

8. Third Party Beneficiary. The parties hereto agree and acknowledge that the Trustee is a third party beneficiary of this Agreement (except for the second sentence of section 2 hereof) and is entering into the Indenture in reliance, among other things, upon this Agreement. The Trustee shall be entitled to enforce against any party hereto any term or provision of this Agreement (except the second sentence of section 2 hereof).

9. Successor. The Agreement herein set forth shall be binding upon, and enure to the benefit of RMI and HI and their respective successors and permitted assigns.

10. Assignment. The benefits of this Agreement may not be assigned without the express written consent of RMI and HI, other than a pledge of this Agreement by HI in favour of the Trustee as security for HI's obligations under the Indenture. In the event that (i) an Event of Default (as defined in the Indenture) has occurred and is continuing, and (ii) the Trustee has given prior written notice to RMI and HI, RMI shall pay all amounts payable by RMI to HI hereunder directly to the Trustee for the benefit of the holders of the Notes for such time as such Event of Default shall continue.

11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

      DATED as of the date first set out above.

                                       RAVELSTON MANAGEMENT
                                       INC.

                                       By:  /s/ Peter Y. Atkinson
                                            ------------------------------------
                                            Name:  Peter Y. Atkinson
                                            Title:


                                       HOLLINGER INC.

                                       By:  /s/ Peter Y. Atkinson
                                            ------------------------------------
                                            Name:  Peter Y. Atkinson
                                            Title: